Exhibit (a)(5)

Francisco Partners Announces Results of Tender Offer

Fremont and San Francisco, CA – June 5, 2015 – Francisco Partners Management, L.P. (“Francisco Partners”) today announced the results of its tender offer to purchase all of the outstanding shares of common stock of Procera Networks, Inc. (“Procera”) (NASDAQ: PKT), the global Subscriber Experience company, for $11.50 per share, net to the seller in cash, without interest and subject to deduction for any withholding taxes. The tender offer is being effected by KDR Acquisition, Inc. (“Purchaser”), an affiliate of Francisco Partners.

The depositary for the tender offer has advised Francisco Partners and Procera that, as of the expiration of the tender offer at 12:00 a.m. New York City time at the end of the day on Thursday, June 4, 2015, a total of 16,529,499 shares of Procera common stock had been validly tendered and not validly withdrawn, representing approximately 79% of Procera’s outstanding shares. All shares that were validly tendered and not validly withdrawn during the offering period have been accepted for payment by Purchaser.

The condition to the tender offer that a majority of Procera’s outstanding shares be validly tendered has now been satisfied and Francisco Partners intends to complete its acquisition of Procera later today through a merger under Section 251(h) of the General Corporation Law of the State of Delaware. In connection with the merger, each share of common stock of Procera not tendered in the tender offer (other than shares owned by Procera, Francisco Partners, or any of their subsidiaries, or by Procera’s stockholders who validly exercised and perfected their appraisal rights under Delaware law) will be converted into the right to receive $11.50 per share, net to the seller in cash, without interest and subject to deduction for any withholding taxes. This is the same price per share paid in the tender offer.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements related to Procera Networks, Inc., including statements about the proposed acquisition of Procera by Francisco Partners, the parties’ ability to close the proposed transaction and the expected closing date of the proposed transaction. Statements in this press release that are not historical or current facts are forward-looking statements. All forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Procera’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation, risks and uncertainties related to: whether the proposed transaction will close; the timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction; the ability of the parties to meet other closing conditions; unexpected costs or unexpected liabilities that may result from the proposed transaction, whether or not consummated; the acceptance and adoption of Procera’s products; Procera’s ability to service and upgrade its products; lengthy sales cycles and lab and field trial delays by service providers; Procera’s ability to obtain any follow-on orders from major customers; Procera’s customers canceling orders or awards; Procera’s ability to achieve revenue recognition on awarded business; Procera’s dependence on a limited product line and key customers; its dependence on key employees; Procera’s ability to compete in its industry with companies that are significantly larger and have greater resources than Procera; Procera’s ability to manage costs effectively; Procera’s ability to protect its intellectual property rights in a global market; Procera’s ability to manufacture product quickly enough to meet potential demand; and other risks and uncertainties described more fully in Procera’s documents filed with or furnished to the SEC. More information about these and other risks that may impact Procera’s business are described in the “Risk Factors” sections of its Annual Report on Form 10-K for the year ended December 31, 2014, its subsequently filed quarterly reports, and other reports filed with the SEC, which are available free of charge on the SEC’s website at http://www.sec.gov and on Procera’s website at http://www.proceranetworks.com. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements in this press release are based on information available to Procera as of the date hereof, and Procera undertakes no obligation to update, amend or clarify any forward-looking statement for any reason.

About Procera Networks, Inc.

Procera Networks, Inc. (NASDAQ: PKT), the global Subscriber Experience company, is revolutionizing the way operators and vendors monitor, manage and monetize their network traffic. Elevate your business value and improve customer experience with Procera’s sophisticated intelligence solutions. For more information, visit www.proceranetworks.com or follow Procera on Twitter at @ProceraNetworks.

About Francisco Partners

Francisco Partners is a leading global private equity firm, which specializes in investments in technology and technology-enabled services businesses. Since its launch over 15 years ago, Francisco Partners has raised approximately $10 billion in capital and invested in more than 150 technology companies, making it one of the most active and longstanding investors in the technology industry. The firm invests in transaction values ranging from $50 million to over $2 billion, where the firm’s deep sectoral knowledge and operational expertise can help companies realize their full potential.

Investor Relations Contact

Michael Bishop

Blueshirt Group (for Procera Networks)

mike@blueshirtgroup.com

1-415-217-4968

Media Contact

Bob Eastwood

Engage PR (for Procera Networks)

beastwood@engagepr.com

1-510-748-8200 x215

For Francisco Partners

Katie Wood Znameroski

press@franciscopartners.com

1-650-801-7952

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